Exhibit 99.1

Agenus Reports Second Quarter 2014 Financial Results

Agenus to host conference call beginning at 11 a.m. ET today

LEXINGTON, Mass.--(BUSINESS WIRE)--July 24, 2014--Agenus Inc. (NASDAQ:AGEN), an immuno-oncology company developing a portfolio of checkpoint modulators (CPMs), heat shock protein peptide-based vaccines, and adjuvants, today announced its financial results and business highlights for the second quarter ended June 30, 2014.

The company’s net loss attributable to common stockholders for the second quarter of 2014 was $7.7 million, or $0.12 per share, basic and diluted, compared to a net loss attributable to common stockholders of $11.2 million, or $0.40 per share, basic and diluted, for the second quarter of 2013.

For the six months ended June 30, 2014, the company reported a net loss attributable to common stockholders of $8.4 million, or $0.15 per share, basic and diluted, compared with a net loss attributable to common stockholders of $20.0 million, or $0.76 per share, basic and diluted, for the six months ended June 30, 2013.

The net loss for the six months ended June 30, 2014, and the same period of 2013, was impacted by various corporate transactions. During the first six months of 2014, the company recorded other non-cash income of $11.0 million related to the impact of, among other things, the termination of GlaxoSmithKline’s Phase 3 MAGE-A3 trial in non-small cell lung cancer. In the first quarter of 2013, the company’s preferred stock restructuring, which reduced the dividend requirements for its Series A-1 preferred securities, resulted in a non-cash deemed dividend of $2.9 million. In the second quarter of 2013, the company retired its outstanding $39 million 8.0% senior secured convertible notes due August 2014 resulting in a non-cash loss on extinguishment of debt of $3.3 million. Cash, cash equivalents and short-term investments were $62.8 million as of June 30, 2014.

“Our focus is to advance our six checkpoint modulator programs in our efforts to broaden our immuno-oncology portfolio beyond cancer vaccines and adjuvants. We consummated an agreement with Merck this quarter and expect additional corporate partnerships, particularly with our checkpoint programs and platform,” said Garo H. Armen, Ph.D., chairman and CEO of Agenus. “Following positive data readouts during the second quarter for both our Prophage cancer vaccine candidate in glioma and HerpV candidate in genital herpes, we are also exploring partnerships to advance these programs.”

Second Quarter and Recent 2014 Highlights

  Announced a collaboration and license agreement with Merck to discover and optimize fully human antibodies for cancer against two undisclosed Merck checkpoint targets using the 4-Antibody Retrocyte Display® platform. Agenus is eligible to receive approximately $100 million in potential payments associated with the completion of certain clinical, regulatory and commercial milestones. In addition, Agenus is eligible to receive royalty payments on worldwide product sales. This collaboration is now underway, and we are making good progress on this novel checkpoint modulator program.
  Reported final results from a single-arm, multi-institutional, open-label, Phase 2 study showing that patients with newly diagnosed glioblastoma multiforme (GBM) who received Agenus’ Prophage autologous cancer vaccine added to the standard of care treatment, lived nearly twice as long as expected. Study results showed that 50% of the patients lived for two years, an encouraging result for a cancer that often kills patients within one year. Prophage patients demonstrated a median overall survival of approximately 24 months and 33% of patients remain alive at 2 years and continue to be followed for survival.
  Reported positive results from a randomized, Phase 2 study for HerpV, a synthetic vaccine candidate for the treatment of patients with genital Herpes Simplex Virus-2 (HSV-2). The majority of patients showed an immune response to the HSV antigens after a series of vaccinations and a booster dose at six months. More than half of those vaccinated developed a robust anti-HSV cytotoxic T-cell immune response, and in those patients there was a statistically significant 75% reduction in viral load (P<0.001; CI: 46.2 – 88.6%). We believe this is the first demonstration of a correlation between immune responders and a statistically significant reduction in viral load. A reduction in viral load is thought to be very relevant in reduction of transmission and symptoms.
  Agenus was selected for inclusion in the broad-market Russell 3000 Index and Russell Global Index when Russell Investments reconstituted its comprehensive set of U.S. and global equity indexes on June 27, 2014. Annual reconstitution of Russell’s U.S. indexes captures the 4,000 largest U.S. stocks as of the end of May, ranking them by total market capitalization.

Checkpoint Antibody Platform Through the company’s 4-Antibody subsidiary, Agenus has developed a powerful fully-human antibody drug discovery and optimization technology platform which it is utilizing to generate a novel pipeline of antibody therapeutic drug candidates. The Retrocyte Display® platform uses a high-throughput approach incorporating IgG format human antibody libraries expressed in mammalian B-lineage cells. Agenus’ checkpoint modulator programs target GITR, OX40, CTLA-4, LAG-3, TIM-3 and PD-1.

Saponin Platform: QS-21 Stimulon® Adjuvant Agenus’ QS-21 Stimulon adjuvant is one of the most widely tested vaccine adjuvants in clinical development. QS-21 Stimulon is designed to strengthen the body's immune response to a vaccine's antigen, thus making it more effective. QS-21 Stimulon is a key component in the development of several investigational vaccines across a wide variety of infectious diseases and therapeutic vaccines intended to treat cancer and degenerative disorders. Licensees of QS-21 Stimulon include GSK and Janssen Alzheimer Immunotherapy. Agenus is generally entitled to receive milestone payments as QS-21Stimulon-containing programs advance, as well as royalties for 10 years after commercial launch, with some exceptions.

Heat Shock Protein-based (HSP) Vaccine Platform; Prophage Cancer Vaccines

Derived from each individual’s tumor, Prophage vaccines contain the ‘antigenic fingerprint’ of the patient’s particular cancer and are designed to reprogram the body’s immune system to target only cancer cells bearing this fingerprint. Prophage vaccines, based on our HSP platform technology, are intended to leave healthy tissue unaffected and limit the debilitating side effects typically associated with traditional cancer treatments such as chemotherapy and radiation therapy. The Prophage vaccines are currently being studied in both newly diagnosed and recurrent glioblastoma.

Heat Shock Protein-based (HSP) Vaccine Platform: Recombinant Series HerpV

HerpV is a recombinant therapeutic vaccine candidate for the treatment of genital herpes, which is caused by the herpes simplex virus-2 (HSV-2). HerpV consists of recombinant human heat shock protein-70 complexed with 32 distinct 35-mer synthetic peptides from the HSV-2 proteome. It is one of the most clinically advanced HSV-2 therapeutic vaccines and is in a Phase 2 study. Initial Phase 2 data were reported during the fourth quarter of 2013 with post-booster viral shedding results, along with immune response data, reported in the second quarter of 2014. The vaccine is based on Agenus' HSP platform technology, and contains Agenus’ proprietary QS-21 Stimulon adjuvant.

Conference Call and Web Cast Information Agenus executives will host a conference call at 11:00 a.m. Eastern Time today. To access the live call, dial 719-325-2362. The call will also be webcast and will be accessible from the company’s website at www.agenusbio.com/webcast/. A replay will be available approximately two hours after the call through midnight Eastern Time on September 24, 2014. The replay number is 416-915-1035, and the access code is 49971. The replay will also be available on the company’s website approximately two hours after the live call.

About Agenus

Agenus is an immuno-oncology company developing a portfolio of checkpoint modulators (CPMs), heat shock protein peptide vaccines and adjuvants. Agenus’ checkpoint modulator programs target GITR, OX40, CTLA-4, LAG-3, TIM-3 and PD-1. The company’s proprietary discovery engine Retrocyte Display® is used to generate fully human therapeutic antibody drug candidates. The Retrocyte Display platform uses a high-throughput approach incorporating IgG format human antibody libraries expressed in mammalian B-lineage cells. Agenus’ heat shock protein vaccines for cancer and infectious disease are in Phase 2 studies. The company’s QS-21 Stimulon® adjuvant platform is extensively partnered with GlaxoSmithKline and Janssen and includes several candidates in Phase 3 trials. For more information, please visit www.agenusbio.com, or connect with the company on Facebook, LinkedIn, Twitter and Google+. For more information, please visit www.agenusbio.com.

Forward-Looking Statement This press release contains forward-looking statements, including statements regarding our research and development and clinical trial activities, the publication of data, and the potential application of the Company’s technologies and product candidates in the prevention and treatment of diseases. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of our Annual Report on Form 10-Q filed with the Securities and Exchange Commission for the quarter ended March 31, 2014. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and Agenus undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Agenus’ business is subject to substantial risks and uncertainties, including those identified above. When evaluating Agenus’ business and securities, investors should give careful consideration to these risks and uncertainties.

Agenus includes its affiliates for purposes of this press release. Retrocyte Display and Stimulon are registered trademarks of Agenus Inc. and its subsidiaries.

Summary Consolidated Financial Information

Condensed Consolidated Statements of Operations Data
(in thousands, except per share data)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013

Revenue	$3,074	$807	$3,795	$1,917

Operating expenses:
Cost of sales	-	177	-	449
Research and development	5,223	3,317	9,695	5,871
General and administrative	5,847	4,642	11,290	7,534
Non-cash contingent consideration fair value adjustment	224	-	1,133	-

Operating loss income	(8,220)	(7,329)	(18,323)	(11,937)

Other income (expense), net	458	(3,813)	9,924	(5,040)

Net loss	(7,762)	(11,142)	(8,399)	(16,977)

Dividends on Series A-1 convertible preferred stock	(51)	(51)	(102)	(3,058)

Net loss attributable to common stockholders	$(7,813)	$(11,193)	$(8,501)	$(20,035)

Per common share data, basic and diluted:
Net loss attributable to common stockholders	$(0.12)	$(0.40)	$(0.15)	$(0.76)
Weighted average number of common shares outstanding, basic and diluted	62,608	27,846	56,616	26,466

Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	June 30, 2014	December 31, 2013

Cash, cash equivalents and short-term investments	$62,815	$27,352
Total assets	100,188	34,835
Total stockholders' equity (deficit)	57,633	(4,481)

CONTACT:
Media and Investor:
Jonae R. Barnes, 617-818-2985
Vice President
Investor Relations and Corporate Communications
jonae.barnes@agenusbio.com